Exhibit 99.2

NEWS RELEASE
Contacts:	Jeff Galow, 713/877-5327
Valerie Calvert, 713/877-5305

QUANEX CLOSES THE NORTH STAR STEEL - MONROE ACQUISITION

Acquisition Increases Quanex’s Engineered Steel Bar Capacity

Houston, Texas, January 1, 2004 — Quanex Corporation (NYSE:NX), an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets, today announced the closing of the asset purchase of the Monroe, Michigan steel mill of North Star Steel, a subsidiary of Cargill, Incorporated, for $115 million in cash.  The Company financed the acquisition by borrowing against its $310 million revolving credit facility.

The mini-mill facility can produce over 500,000 tons of special bar quality and engineered steel bars in diameters from 0.5625” to 3.25”, primarily serving the light vehicle and heavy-duty truck markets.  The newly acquired business, with approximately $175 million annualized sales and 380 employees, will be integrated with MACSTEEL and renamed MACSTEEL Monroe.  The facility has both process and environmental ISO and QS certifications.

“The acquisition of Monroe directly supports and benefits our core MACSTEEL business and enhances our efforts to provide Quanex’s vehicular customers with a broader range of high quality bar products,” said Raymond A. Jean, chairman and chief executive officer of Quanex.  “Monroe’s production of smaller diameter bars complements MACSTEEL’s 1” to 6” size range and expands our customer base and product offerings.  Monroe is a profitable operation and we expect earnings accretion in year one.  The integration of the three mills from an operational planning standpoint will provide attractive opportunities for productivity gains.  Acquiring Monroe is exactly the type of acquisition we seek as we profitably grow Quanex’s core businesses,” said Jean.

Quanex Corporation, founded in 1927, is based in Houston, Texas.  For further information, visit the Company’s website at www.quanex.com or the MACSTEEL website at www.macsteel.com.

Statements that use the words “expect,” “should,” “will,” “might,” “gauge” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements found above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

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